EXHIBIT 99 PEOPLES BANCORP INC. – P.O. BOX 738 MARIETTA, OH 45750 www.peoplesbancorp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Donald J. Landers
January 25, 2007	Chief Financial Officer
(740) 373-3155

PEOPLES BANCORP INC. REPORTS FOURTH QUARTER AND 2006 RESULTS

___________________________________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) today reported net income of $4.8 million and diluted earnings per share of $0.44 for the fourth quarter of 2006, compared to $5.7 million and $0.53 a year ago. For the year ended December 31, 2006, Peoples’ net income increased 5% to $21.6 million, from $20.5 million in 2005, while diluted earnings per share were $2.01 and $1.94, respectively, a 4% increase.

Return on average equity was 9.54% in the fourth quarter of 2006 and 11.33% for the year, while return on average assets was 1.01% and 1.15%, respectively. In 2006, Peoples declared dividends totaling $0.83 per share, up 6% from $0.78 in 2005 – marking Peoples’ 41st consecutive year of dividend increases to its shareholders.

“Despite a tough operating environment, we believe 2006 results reflect success in key areas, including non-interest income growth and diversification, strong loan production and improved operating efficiency,” commented Mark F. Bradley, President and Chief Executive Officer. “Higher provision for loan losses negatively impacted fourth quarter and annual results, while ongoing interest rate challenges to net interest margin limited earnings growth in 2006.”

Bradley continued, “In the fourth quarter, we also completed the acquisition of a banking office in Carroll, Ohio and concurrent sale of our Chesterhill, Ohio banking office, resulting in a pre-tax gain of $222,000. This transaction, along with the sale of our South Shore, Kentucky office at the end of the third quarter, was part of our strategic plan to redirect resources to markets we believe have greater growth potential.”

Total non-interest income grew 5% to $7.4 million for the fourth quarter of 2006 and 7% to $30.4 million for the full year, from $7.0 million and $28.5 million for the same periods a year ago, respectively. Insurance and investment revenues were 11% higher year over year and accounted for over half of the improvement in non-interest income. Other significant drivers of non-interest income growth included revenues generated by Peoples’ fiduciary and electronic banking activities. Deposit account service charges remain a significant component of Peoples’ non-interest income, totaling $2.5 million for both the fourth quarter of 2006 and 2005. For the year, deposit account service charges were up 4%, attributable to higher overdraft and non-sufficient funds fees.

In the fourth quarter of 2006, non-interest expense was $12.9 million versus $12.6 million in the fourth quarter of 2005. This 2% increase was largely attributable to normal salary adjustments and related payroll costs. Compared to the third quarter of 2006, total non-interest expense increased only 1%. For the year ended December 31, 2006, total non-interest expense was unchanged from the $51.3 million incurred in 2005, as decreased salaries and benefit costs and lower intangible amortization offset the increases in professional fees, marketing expenses and bankcard costs.

“We are pleased with the combination of improved non-interest revenues and flat expenses in 2006,” stated Bradley. “We remain optimistic about Peoples’ revenue growth opportunities through our relationship-based approach to serving customers. Additionally, we look for areas to control expenses and improve operating efficiencies.”

Net interest income of $13.5 million for the fourth quarter of 2006 was unchanged from the fourth quarter of 2005, as both interest income and expense increased by approximately $3 million. Throughout 2006, Peoples’ funding costs increased faster than its yield on earning assets as a result of competitive loan pricing and terms, coupled with maturing liabilities being replaced at current, higher market interest rates. As a result, Peoples’ net interest margin compressed to 3.31% in the fourth quarter of 2006, from 3.39% in the fourth quarter of 2005. Compared to the third quarter of 2006, both net interest income and margin improved, helped by loan prepayment fees of $280,000 from higher than normal commercial loan prepayments during the fourth quarter. For the full year of 2006, net interest income increased 2%, from the $52.3 million generated in 2005, while net interest margin compressed by three basis points for 2006 to 3.29%. The higher net interest income for 2006 reflects Peoples’ strategy to adjust its balance sheet mix by reinvesting cash flows from the investment portfolio into higher yielding loans.

“Our strategy to use cash flows from the investment securities to fund loans and reduce wholesale funding contributed to the improvement in net interest income over the third quarter,” said Don Landers, Chief Financial Officer. “However, intense competition for both loans and deposits and the slope of the yield curve limited our ability to fully realize the benefit of the series of interest rate increases by the Federal Reserve. We will continue our efforts to manage Peoples’ interest rate risk position to produce long-term benefits to our net interest income and margin, but expect further compression of net interest margin if rates remain unchanged in 2007.”

In the fourth quarter of 2006, Peoples recognized a gain of $249,000 from the sale of approximately $11 million of tax-exempt municipal securities. This sale was part of tax planning strategies designed to help Peoples manage its effective tax rate and overall tax burden by adjusting the ratio of tax-exempt and taxable income. The securities sold were selected because management expected the issuers to call the securities in the near future. The proceeds from the sale were used to reduce the amount of short-term borrowings.

At December 31, 2006, portfolio loan balances totaled $1.13 billion, down $7.5 million since the prior quarter-end, as loan payoffs and charge-offs more than offset new loan production. Although total loan balances decreased during the fourth quarter, loan production remained strong, with commercial loans accounting for most of the nearly $18 million increase in construction loan balances during the fourth quarter. Excluding overdrafts, the fourth quarter of 2006 also marked the seventh consecutive quarter of consumer loan growth, fueled by Peoples’ indirect lending activities. During the year, total loans grew $60.5 million, or 6%, from $1.07 billion at year-end 2005.

In the fourth quarter of 2006, Peoples’ provision for loan losses was $1.9 million versus $562,000 a year ago and $929,000 in the third quarter of 2006. The higher provision was based on management’s in-depth quarterly analysis of the loan portfolio and is directionally consistent with changes in Peoples’ loan credit quality and loss trends. At December 31, 2006, total nonperforming loans were $10.0 million, or 0.88% of total loans, compared to $6.5 million, or 0.61%, a year ago and $14.2 million, or 1.25%, at September 30, 2006. The allowance for loan losses was $14.5 million, or 145.0% of nonperforming loans, at December 31, 2006, versus 113.5% and 225.2% of nonperforming loans at September 30, 2006 and December 31, 2005, respectively.

As previously disclosed on November 27, 2006, Peoples charged-off $2.9 million of impaired loans related to a single commercial loan relationship and restored $3.6 million of other commercial loans to accruing status during the fourth quarter. While these events reduced the level of nonaccrual loans, net charge-offs increased to $3.5 million in the fourth quarter of 2006, from $550,000 in the fourth quarter of 2005 and $126,000 in the third quarter of 2006. For the full year 2006, net charge-offs were $3.8 million, or 0.35% of average loans, compared to $2.1 million, or 0.20%, in 2005.

“Fourth quarter charge-offs were significantly higher than prior periods due to the single impaired relationship,” added Bradley. “We believe Peoples’ asset quality remains good and loan delinquencies reasonable, which is a reflection of our commitment to sound underwriting practices that emphasize loan quality over growth.”

During the fourth quarter, deposit balances were up slightly since September 30, 2006, totaling $1.23 billion, as non-interest-bearing balances grew $4.4 million and interest-bearing balances increased $1.5 million. Excluding brokered deposits, Peoples increased total deposits by $56.9 million during 2006 with higher certificates of deposit accounting for much of this growth. During 2006, non-interest-bearing deposits also grew $8.2 million, which was primarily attributable to Peoples’ direct mail and gift campaigns. In 2006, Peoples added $87.3 million of brokered deposits to reduce its reliance on Federal Home Loan Bank borrowings and diversify wholesale funding sources.

“ In 2006, we grew earnings despite facing several economic challenges,” summarized Bradley. “We expect the interest rate environment to continue to have a negative impact on earnings growth potential in 2007. We will continue to work to overcome these challenges and generate long-term benefits for our stakeholders.”

Peoples Bancorp Inc., a diversified financial products and services company with $1.9 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 48 locations and 36 ATMs in Ohio, West Virginia and Kentucky. Peoples’ financial service units include Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:

Peoples will conduct a facilitated conference call to discuss fourth quarter and 2006 results of operations today at 11:00 a.m. eastern standard time, with members of Peoples’ executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (877) 407-8033. A simultaneous Webcast of the conference call audio will be available online via the Investor Relations section of Peoples’ website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation or download and install the necessary software. A replay of the call will be available on Peoples’ website in the “Investor Relations” section for one year.

Safe Harbor Statement:

This news release may contain certain forward-looking statements with respect to Peoples’ financial condition, results of operations, plans, objectives, future performance and business. Except for the historical and present factual information contained in this news release, the matters discussed in this news release, and other statements identified by words such as “feel,” “expect,” “believe,” “plan,” “will,” “would,” “should,” “could” and similar expressions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among financial institutions or from non-financial institutions, which may increase significantly; (2) changes in the interest rate environment which may adversely impact interest margins; (3) prepayment speeds, loan originations and sale volumes, charge-offs and loan loss provisions may be less favorable than expected; (4) general economic conditions, either national or in the states in which Peoples and its subsidiaries do business, may be less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) legislative or regulatory changes or actions may adversely affect the business of Peoples’ and its subsidiaries; (7) changes in the conditions and trends in the securities markets; (8) a delayed or incomplete resolution of regulatory issues that could arise; (9) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; (10) the costs and effects of regulatory and legal developments, including the outcome of regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; and (11) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples’ reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosure under the heading “ITEM 1A. RISK FACTORS” of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable law. Copies of documents filed with the SEC are available free of charge at the SEC’s website at http://www.sec.gov and/or from Peoples’ website.

PEOPLES BANCORP INC. (NASDAQ: PEBO)

Financial Highlights (Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s, except per share data)	2006	2006	2005	2006	2005
PER SHARE DATA
Net income per share:
Basic	$0.45	$0.50	$0.54	$2.03	$1.96
Diluted	$0.44	$0.50	$0.53	$2.01	$1.94
Cash dividends declared per share	$0.21	$0.21	$0.20	$0.83	$0.78
Book value per share	$18.51	$18.46	$17.40	$18.51	$17.40
Tangible book value per share (a)	$12.05	$11.99	$10.82	$12.05	$10.82
Closing stock price at end of period	$29.70	$29.23	$28.53	$29.70	$28.53
Dividend payout as a percentage of net income	47.14%	42.31%	37.34%	41.09%	40.01%
Actual shares outstanding	10,651,985	10,664,603	10,518,980	10,651,985	10,518,980
Weighted average shares outstanding:
Basic	10,663,272	10,638,824	10,501,679	10,606,570	10,444,854
Diluted	10,768,851	10,748,996	10,631,310	10,723,933	10,581,019
PERFORMANCE RATIOS (b)
Return on average equity	9.54%	11.05%	12.50%	11.33%	11.52%
Return on average assets	1.01%	1.13%	1.21%	1.15%	1.12%
Efficiency ratio (c)	58.14%	59.04%	57.09%	57.51%	59.05%
Net interest margin (fully-tax equivalent)	3.31%	3.20%	3.39%	3.29%	3.32%
Net loan charge-offs as a percentage
of average loans	1.22%	0.04%	0.20%	0.35%	0.21%

(a)	Excludes the balance sheet impact of intangible assets acquired through acquisitions.
(b)	Ratios are presented on an annualized basis.
(c)	Non-interest expense (less intangible amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income (less securities and asset disposal gains/losses).

PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
(in $000’s)	2006	2005	2006	2005
Interest income	$28,391	$25,380	$108,794	$95,775
Interest expense	14,925	11,852	55,577	43,469
Net interest income	13,466	13,528	53,217	52,306
Provision for loan losses	1,852	562	3,622	2,028
Net interest income after provision for loan losses	11,614	12,966	49,595	50,278
Net gain on securities transactions	259	303	265	539
Net (loss) gain on asset disposals	(7)	46	27	158
Gain on sale of banking offices	222	–	454	–
Non-interest income:
Service charges on deposits	2,468	2,522	10,215	9,801
Insurance and investment commissions	2,260	2,057	10,288	9,243
Fiduciary revenues	984	900	3,508	3,366
Electronic banking revenues	792	703	3,080	2,790
Business owned life insurance	428	426	1,637	1,740
Mortgage banking income	247	170	825	826
Other	199	236	826	704
Total non-interest income	7,378	7,014	30,379	28,470
Non-interest expense:
Salaries and benefits	6,389	6,061	26,178	26,591
Net occupancy and equipment	1,423	1,469	5,252	5,311
Professional fees	643	607	2,465	2,276
Amortization of intangible assets	556	646	2,261	2,669
Data processing and software	504	513	1,905	1,924
Franchise taxes	424	539	1,760	1,793
Marketing	373	466	1,659	1,554
Bankcard costs	344	317	1,284	1,188
Other	2,252	2,001	8,533	8,036
Total non-interest expense	12,908	12,619	51,297	51,342
Income before income taxes	6,558	7,710	29,423	28,103
Income tax expense	1,789	2,049	7,865	7,604
Net income	$4,769	$5,661	$21,558	$20,499

PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2006	2006	2005	2006	2005
PROVISION FOR LOAN LOSSES
Provision for Overdraft Privilege losses	$152	$254	$212	$712	$599
Provision for other loan losses	1,700	675	350	2,910	1,429
Total provision for loan losses	$1,852	$929	$562	$3,622	$2,028

NET CHARGE-OFFS
Gross charge-offs	$3,682	$628	$1,103	$5,484	$4,193
Recoveries	205	502	553	1,651	2,125
Net charge-offs	$3,477	$126	$550	$3,833	$2,068

Commercial	$3,023	$(155)	$143	$2,908	$590
Overdrafts	193	234	199	704	638
Consumer	138	77	97	242	262
Real estate	124	(29)	113	(17)	604
Credit card	(1)	(1)	(2)	(4)	(26)
Total net charge-offs	$3,477	$126	$550	$3,833	$2,068

PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

(in $000’s)	December 31,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents:
Cash and due from banks	$35,405	$35,564
Interest-bearing deposits in other banks	1,101	1,084
Federal funds sold	3,300	3,000
Total cash and cash equivalents	39,806	39,648
Available-for-sale investment securities, at estimated fair value
(amortized cost of $550,239 at December 31, 2006 and $591,022
at December 31, 2005)	548,733	589,313
Loans, net of unearned interest	1,132,394	1,071,876
Allowance for loan losses	(14,509)	(14,720)
Net loans	1,117,885	1,057,156
Loans held for sale	1,041	1,103
Bank premises and equipment, net of accumulated depreciation	23,455	23,486
Business owned life insurance	48,630	46,993
Goodwill	61,373	59,767
Other intangible assets	7,479	9,513
Other assets	26,853	28,298
TOTAL ASSETS	$1,875,255	$1,855,277

LIABILITIES
Non-interest-bearing deposits	$170,921	$162,729
Interest-bearing deposits	1,062,608	926,557
Total deposits	1,233,529	1,089,286
Federal funds purchased, securities sold under repurchase agreements,
and other short-term borrowings	194,883	173,696
Long-term borrowings	200,793	362,466
Junior subordinated notes held by subsidiary trusts	29,412	29,350
Accrued expenses and other liabilities	19,469	17,402
TOTAL LIABILITIES	1,678,086	1,672,200

STOCKHOLDERS’ EQUITY
Common stock, no par value (24,000,000 shares authorized,
10,889,242 shares issued at December 31, 2006, and
10,869,655 shares issued at December 31, 2005)	162,654	162,231
Retained earnings	43,439	30,740
Accumulated comprehensive loss, net of deferred income taxes	(2,997)	(1,116)
Treasury stock, at cost (237,257 shares at December 31, 2006,
and 350,675 shares at December 31, 2005)	(5,927)	(8,778)
TOTAL STOCKHOLDERS’ EQUITY	197,169	183,077
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,875,255	$1,855,277

PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

(in $000’s, end of period)	December 31,	September 30,	December 31,
	2006	2006	2005
LOAN PORTFOLIO
Commercial, mortgage	$469,934	$488,278	$504,923
Commercial, other	191,847	194,227	136,331
Real estate, construction	99,311	81,572	50,745
Real estate, mortgage	297,663	299,444	316,081
Consumer	73,639	76,331	63,796
Total loans	$1,132,394	$1,139,852	$1,071,876

DEPOSIT BALANCES
Interest-bearing deposits:
Retail certificates of deposit	$514,885	$498,564	$465,148
Interest-bearing transaction accounts	170,022	180,124	178,030
Money market deposit accounts	134,387	136,344	110,372
Brokered certificates of deposits	129,128	126,605	41,786
Savings accounts	114,186	119,462	131,221
Total interest-bearing deposits	1,062,608	1,061,099	926,557
Non-interest-bearing deposits	170,921	166,505	162,729
Total deposits	$1,233,529	$1,227,604	$1,089,286

ASSET QUALITY
Nonperforming assets:
Loans 90 days or more past due	$1	$177	$251
Renegotiated loans	1,218	810	–
Nonaccrual loans	8,785	13,227	6,284
Total nonperforming loans	10,004	14,214	6,535
Other real estate owned	–	34	308
Total nonperforming assets	$10,004	$14,248	$6,843
Allowance for loan losses as a percent of
nonperforming loans	145.0%	113.5%	225.2%
Nonperforming loans as a percent of total loans	0.88%	1.25%	0.61%
Nonperforming assets as a percent of total assets	0.53%	0.76%	0.37%
Nonperforming assets as a percent of total loans and
other real estate owned	0.88%	1.25%	0.64%
Allowance for loan losses as a percent of total loans	1.28%	1.42%	1.37%

REGULATORY CAPITAL (a)
Tier 1 risk-based capital	11.97%	11.72%	11.60%
Total risk-based capital ratio (Tier 1 and Tier 2)	13.17%	13.02%	12.91%
Leverage ratio	8.90%	8.79%	8.10%
Tier 1 capital	$161,438	$159,214	$144,994
Total capital (Tier 1 and Tier 2)	$177,523	$176,856	$161,226
Total risk-weighted assets	$1,348,373	$1,358,074	$1,249,378

(a) December 31, 2006, data based on preliminary analysis and is subject to revision.

PEOPLES BANCORP INC. SUPPLEMENTAL INFORMATION

(in $000’s, except per share data)	December 31,	September 30,	December 31,
	2006	2006	2005
Trust assets under management	$736,745	$724,925	$658,708
Mortgage loans serviced for others	$162,511	$157,944	$144,339
Employees (full-time equivalent)	547	552	531
Announced treasury share plans:(a)
Total shares authorized for plan	425,000	425,000	525,000
Shares purchased	23,800	–	–
Average price	$$28.55	$–	$–

(a) 2006 data reflects the 2006 Stock Repurchase Program authorizing the repurchase of up to 425,000 common shares. 2005 data reflects the 2005 Stock Repurchase Program authorizing the repurchase of up to 525,000 common shares. The number of common shares purchased for treasury and average price paid are presented for the three-month period ended on the date indicated.

PEOPLES BANCORP INC. CONSOLIDATED AVERAGE BALANCE SHEET AND NET INTEREST INCOME

	For the Three Months Ended
	December 31, 2006			September 30, 2006			December 31, 2005
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Short-term investments	$3,880	$48	4.95%	$4,291	$53	4.96%	$2,612	$23	3.51%
Investment securities(a)	560,703	7,157	5.11	562,382	7,151	5.09	599,373	7,149	4.77
Gross loans(a)	1,132,784	21,588	7.58	1,123,290	20,858	7.38	1,066,308	18,639	6.99
Allowance for loan losses	(15,504)			(15,507)			(14,707)
Total earning assets	1,681,863	28,793	6.82%	1,674,456	28,062	6.67%	1,653,586	25,811	6.22%
Intangible assets	68,888			69,332			69,594
Other assets	128,626			129,434			130,215
Total assets	1,879,377			1,873,222			1,853,395
Interest-bearing deposits:
Savings	117,079	204	0.69%	120,595	201	0.66%	136,287	249	0.72%
Interest-bearing demand deposits	318,534	2,215	2.76	311,405	2,150	2.74	299,761	1,582	2.09
Time deposits	615,044	6,970	4.50	596,006	6,444	4.29	496,316	4,255	3.40
Total interest-bearing deposits	1,050,657	9,389	3.55	1,028,006	8,795	3.39	932,364	6,086	2.59
Short-term borrowings	212,758	2,800	5.15	236,967	3,120	5.27	170,696	1,651	3.79
Long-term borrowings	231,734	2,736	4.64	234,078	2,791	4.77	393,116	4,115	4.13
Total borrowed funds	444,492	5,536	4.89	471,045	5,911	4.92	563,812	5,766	4.02
Total interest-bearing liabilities	1,495,149	14,925	3.95%	1,499,051	14,706	3.88%	1,496,176	11,852	3.13%
Non-interest-bearing deposits	169,962			167,103			162,312
Other liabilities	15,839			16,071			15,166
Total liabilities	1,680,950			1,682,225			1,673,654
Stockholders’ equity	198,427			190,997			179,741
Total liabilities and equity	$1,879,377			$1,873,222			$1,853,395

Net interest income/spread(a)		$13,868	2.87%		$13,356	2.79%		$13,959	3.09%
Net interest margin(a)			3.31%			3.20%			3.39%

(a)	Information presented on a fully tax-equivalent basis.

	For the Year Ended
	December 31, 2006			December 31, 2005
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Short-term investments	$3,973	$180	4.53%	$2,744	$72	2.68%
Investment securities (a)	573,040	28,828	5.03	600,755	28,043	4.67
Gross loans (a)	1,108,575	81,456	7.35	1,040,029	69,308	6.66
Allowance for loan losses	(15,216)			(14,930)
Total earning assets	1,670,372	110,464	6.61%	1,628,598	97,423	5.98%
Intangible assets	68,940			70,120
Other assets	129,718			129,967
Total assets	1,869,030			1,828,685
Interest-bearing deposits:
Savings	122,682	806	0.66%	144,700	1,039	0.72%
Interest-bearing demand deposits	302,472	7,716	2.55	297,652	5,426	1.82
Time deposits	576,838	23,739	4.12	494,590	16,085	3.25
Total interest-bearing deposits	1,001,992	32,261	3.22	936,942	22,550	2.41
Short-term borrowings	210,962	10,443	4.95	128,313	4,224	3.29
Long-term borrowings	282,739	12,873	4.55	410,544	16,695	4.07
Total borrowed funds	493,701	23,316	4.72	538,857	20,919	3.85
Total interest-bearing liabilities	1,495,693	55,577	3.72%	1,475,799	43,469	2.94%
Non-interest-bearing deposits	167,440			158,693
Other liabilities	15,604			16,253
Total liabilities	1,678,737			1,650,745
Stockholders’ equity	190,293			177,940
Total liabilities and equity	$1,869,030			$1,828,685

Net interest income/spread(a)		$54,887	2.89%		$53,954	3.04%
Net interest margin(a)			3.29%			3.32%

(a)	Information presented on a fully tax-equivalent basis.

END OF RELEASE